Exhibit 99.1

ZS Pharma Announces Start of Enrollment of Phase 3 Long-Term Maintenance Study

of ZS-9 in Patients with Hyperkalemia

—Open-Label Safety Study Evaluating Long-Term Safety and Efficacy of Oral Investigational

Hyperkalemia Treatment—

Coppell, Texas – June 26, 2014 – ZS Pharma, a biopharmaceutical company developing novel treatments for kidney, cardiovascular, liver and metabolic disorders, today announced that it has begun enrolling patients in ZS005, a Phase 3 open-label, 12-month, long-term maintenance study of ZS-9, an investigational treatment for hyperkalemia. This Phase 3 trial is designed to further add to the clinical experience to date by demonstrating the safety and tolerability of ZS-9 and its ability to restore and maintain normal serum potassium levels in patients with hyperkalemia over at least one year of dosing. The Company plans to file a New Drug Application with the United States Food and Drug Administration and a Marketing Authorization Application with the European Medicines Agency in the first half of 2015.

ZS005, a global, multicenter, multi-dose trial, will investigate the long-term safety and efficacy of ZS-9 in patients with hyperkalemia (potassium levels >5 mEq/L). The trial will enroll approximately 500 patients at up to 100 clinical sites in the U.S., Europe, Australia and South Africa. Patients will receive a 10 gram dose of ZS-9 administered three times daily for 24 to 72 hours during the Induction Phase of the study followed by 12 months of a 5 gram dose of ZS-9 administered once-daily with titration if needed in the Maintenance Phase of the study. The primary endpoint is safety and tolerability, and the secondary endpoint is the proportion of patients who can maintain normokalemia over pre-specified time periods over the 12-month period.

About ZS-9’s Clinical Development Program

The ZS-9 clinical program is designed to investigate the treatment of acute and chronic hyperkalemia, regardless of underlying cause. ZS Pharma recently completed a 753-patient Phase 3 study, ZS003, which showed that ZS-9 rapidly reduced serum potassium in hyperkalemic patients to normal levels within the 48-hour Induction Phase and then controlled potassium in the normal range throughout the 12-day Extended Treatment Phase. In addition, the study provided evidence suggesting that ZS-9 is safe and well-tolerated with an adverse event profile similar to placebo.

In March of 2014, ZS Pharma initiated ZS004, its second Phase 3 clinical trial of ZS-9. ZS004 is a randomized, double-blind, placebo-controlled study designed to confirm, over a longer treatment period, the positive results previously reported for ZS003. The Company plans to file a New Drug Application with the United States Food and Drug Administration and a Marketing Authorization Application with the European Medicines Agency in the first half of 2015.

About Hyperkalemia

Hyperkalemia, or higher than normal potassium levels (typically defined as a serum potassium level >5 mEq/L), is a life-threatening metabolic condition that can lead to cardiac arrhythmia and sudden cardiac death. Hyperkalemia is characterized by abnormally high concentrations of potassium in the blood resulting from the inability of the kidneys to excrete potassium, impairment of mechanisms that transport potassium into cells, or a combination of both factors. The causes of hyperkalemia vary but the most common are chronic kidney disease (CKD), diabetes, congestive heart failure (CHF) and side effects from cardio-renal protective drug therapy, such as renin angiotensin aldosterone system (RAAS) inhibitors.

About ZS Pharma

ZS Pharma is a specialty pharmaceutical company based in Coppell, Texas. ZS Pharma’s lead therapeutic candidate, ZS-9, is an investigational treatment for hyperkalemia that is being evaluated in late-stage clinical trials to demonstrate its ability to safely and effectively remove excess potassium from the blood and maintain normal potassium levels. ZS Pharma is also pursuing the discovery of additional drug candidates that utilize its novel selective ion-trap technology for the treatment of kidney and liver diseases. Additional information is available at www.zspharma.com.

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Denise Powell

BrewLife

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